Seneca Foods Reports Sales and Earnings for the Quarter and Nine Months Ended December 29, 2018

MARION, N.Y. February 1, 2019 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the third quarter and nine months ended December 29, 2018.

Highlights (vs. year-ago, year-to-date results):

■	Net sales increased 1.4% to $937.0 million.
■

Gross margin percentage from continuing operations income decreased from 6.9% to 2.8% as compared to the prior year nine months. Cost increases and a $39.9 million LIFO charge all contributed to the lower gross margin percentage.

■	The Company has applied discontinued operations treatment as related to its Modesto operations.
■

Net earnings from discontinued operations increased by $46.1 million as compared to the prior nine months. Included in the nine months ended December 29, 2018 discontinued operations was a $24.2 million pre-tax non-cash gain as result of the Modesto LIFO layer liquation and a pre-tax cash gain of $51.5 million on the sale of the Modesto plant and equipment.

“The first nine months of Fiscal Year 2019 was a challenge for us. Our business faced meaningful costs increases due to higher steel and transportation costs. When coupled with poor growing conditions during the 2018 growing season, the Company ended up with a year to date non-cash LIFO charge of almost $40 million related to its continuing operations as inventory costs for the fiscal year rose significantly. When combined with fixed annual pricing commitments to much of our customer base, this has resulted in a significant squeeze on earnings. The Modesto peach plant liquidation activities are coming to an end. The sale of the facility in the third quarter has enabled the Company to pay down a significant amount of debt and generate sizable one-time gains” stated Kraig Kayser, President and Chief Executive Officer.

Highlights (vs. year-ago, third quarter results):

■	Net sales increased 4.9% to $372.2 million.
■

Gross margin percentage from continuing operations decreased from 8.1% to (0.4) % as compared to the prior third quarter. Cost increases and a $25.8 million LIFO charge all contributed to the lower gross margin percentage.

■

Net earnings from discontinued operation increased by $35.2 million as compared to the prior third quarter. Included in the third quarter ended December 29, 2018 for discontinued operations is a pre-tax cash gain of $50.4 million on the sale of the Modesto plant and equipment.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings From Continuing Operations Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring to enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Earnings excluding LIFO and plant restructuring.

	Quarter Ended		Nine Months Ended
	In millions		In millions
	12/29/2018	12/30/2017	12/29/2018	12/30/2017
	FY 2019	FY 2018	FY 2019	FY 2018

Operating (loss) income from Continuing Operations, as reported:	$(23.7)	$9.5	$(28.5)	$12.4

LIFO charge	25.8	1.3	39.9	19.8

Plant restructuring charge	1.4	0.1	2.3	0.2

Operating income, excluding LIFO and plant restructuring impact	$3.5	$10.9	$13.7	$32.4

Set forth below is a reconciliation of reported net (loss) earnings to EBITDA and FIFO EBITDA ((loss) earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Nine Months Ended
EBITDA and FIFO EBITDA:	December 29, 2018	December 30, 2017
	(In thousands)

Net (loss) earnings from continuing operations	$(27,834)	$9,696
Income tax expense	(9,617)	(1,710)
Interest expense, net of interest income	11,587	9,053
Depreciation and amortization	22,248	21,529
Interest amortization	(213)	(214)
EBITDA	(3,829)	38,354
LIFO (credit) charge	39,933	19,763
FIFO EBITDA	$36,104	$58,117

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended December 29, 2018 and December 30, 2017
(In thousands of dollars, except share data)

	Third Quarter		Year-to-Date
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018

Net sales	$372,238	$354,894	$936,991	$923,733

Plant restructuring expense (note 2)	$1,396	$101	$2,279	$157

Other operating (loss) income, net (note 3)	$(776)	$(17)	$3,498	$2,615

Operating (loss) income (note 1)	$(23,657)	$9,458	$(28,513)	$12,424
Earnings from equity investment	-	-	-	(21)
Other income	(607)	(1,658)	(2,649)	(4,594)
Interest expense, net	3,864	3,475	11,587	9,053
(Loss) earnings from continuing operations before income taxes	$(26,914)	$7,641	$(37,451)	$7,986

Income tax (benefit) expense	(6,874)	(1,245)	(9,617)	(1,710)

(Loss) earnings from continuting operations	(20,040)	8,886	(27,834)	9,696
Earnings (loss) from discontinued operations (net of tax)	34,056	(1,157)	42,211	(3,909)
Net earnings (loss)	$14,016	$7,729	$14,377	$5,787

Basic (loss) earnings per share:
Continuing operations	$(2.07)	$0.91	$(2.86)	$0.98
Discontinued operations	3.52	(0.12)	4.34	(0.40)
Net basic earnings (loss) per common share	$1.45	$0.79	$1.48	$0.58

Diluted (loss) earnings per share:
Continuing operations	$(2.07)	$0.90	$(2.86)	$0.98
Discontinued operations	3.50	(0.12)	4.31	(0.40)
Net diluted earnings (loss) per common share	$1.43	$0.78	$1.45	$0.58

Note 1:

The effect of  the LIFO inventory valuation method on third quarter pre-tax results decreased continuing operating earnings by $25,776,000 for the three month period ended December 29, 2018 and decreased operating earnings by $1,268,000 for the three month period ended December 30, 2017.

The effect of the LIFO inventory valuation method on nine months pre-tax results decreased continuing operating earnings by $39,933,000 for the nine month period ended December 29, 2018 and decreased operating earnings by $19,763,000 for the nine month period ended September 30, 2017.
Note 2:

The nine month period ended December 29, 2018 included a restructuring charge primarily for severance of $2,279,000 related to plants in the East and Northwest. The nine month period ended December 30, 2017 included a restructuring charge primarily for severance and moving costs of $157,000.

Note 3:

During the nine months ended December 29, 2018, the Company sold unused fixed assets which resulted in a gain of $3,920,000 as compared to a gain of $1,590,000 during the nine months ended December 30, 2017. The current year gain was mostly related to the sale of a closed plant in the Midwest. $1,081,000 of the prior year gain was related to the sale of a closed plant in the Midwest.

In addition, the Company recorded a bargain purchase gain of $1,078,000 during the nine months ended December 30, 2017.
Note 4:

The Company uses the "two-class" method for basic earnings (loss) per share by dividing the earnings (loss) attributable to common shareholders by the weighted average of common shares outstanding during the period.

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